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                                                                    EXHIBIT 4.1


                                     FORM OF

                           SMARTALK TELESERVICES, INC.
                         10% SUBORDINATED NOTE DUE 2001




$________                                                         May 31, 1997
                                                       Los Angeles, California



        SMARTALK TELESERVICES, INC., a California corporation (the "Company"), for value received, hereby promises to pay to ____________ (the "Holder"), or registered assigns, at the time and in the manner hereinafter provided, at its offices located at 1640 South Sepulveda Blvd., Suite 500, Los Angeles, California 90025, in lawful money of the United States, the principal sum of ____________ DOLLARS ($________), on June 1, 2001, and to pay interest thereon from May 31, 1997 or from and including the most recent interest payment date to which interest has been paid or duly provided for, quarterly on September 1, December 1, March 1 and June 1 in each year, commencing September 1, 1997, at the rate of 10% per annum, until the principal hereof is paid or made available for payment. The interest so payable on any interest payment date will be paid to the person in whose name this Subordinated Note is registered at the close of business on the record date for such interest, which shall be the August 15, November 15, February 15 or May 15 (whether or not a business day), as the case may be, next preceding such interest payment date. This Subordinated Note is subject to prepayment, without penalty, in whole or in part, at any time at the option of the Company. This Subordinated Note is one of a duly authorized issue of securities of the Company designated as its 10% Subordinated Notes Due 2001, limited in aggregate principal amount to $26,500,000.

        Holder shall not assign, sell, transfer or delegate any of Holder's rights or duties under this Subordinated Note without the prior written consent of the Company. [rider]

        Principal and interest on this Subordinated Note shall be payable by check delivered to Holder at the address set forth in the Stock Purchase Agreement, of even date herewith (the "Stock Purchase Agreement"), by and among the Company, GTI Telecom, Inc., Waterton Investment Group I LLC, and William R. Harger, or at such other address designated by Holder, or, at the election of Holder (by notice delivered on






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or after the relevant record date but not less than five (5) days prior to the relevant payment date), by wire transfer of immediately available funds to any bank account specified in writing by Holder.

        Payment of principal shall be made in full on June 1, 2001, unless there shall have previously occurred an Acceleration Event (as defined herein), in which case the principal shall become due and payable on the tenth business day following an Acceleration Event. For the purposes of this Subordinated Note, an Acceleration Event shall mean (i) the consummation of a registered offering of securities on Form S-1, Form S-2 or Form S-3 under the Securities Act of 1933 resulting in net proceeds to the Company of at least $35,000,000, or (ii) the occurrence of a change in control. For the purposes of this Subordinated Note, a "change in control" shall be deemed to have occurred if and when: (a) the Company shall consummate a merger or consolidation (a "Transaction") with another corporation; provided, however, that a change in control shall not be deemed to have occurred with respect to a Transaction if the beneficial owners of the outstanding shares entitled to vote in the election of directors immediately prior to such Transaction will beneficially own more than fifty percent (50%) of the outstanding shares entitled to vote in the election of directors of the corporation resulting from the consummation of the Transaction;
(b) fifty percent (50%) of the Company's securities then entitled to vote in the election of directors shall be acquired by any "person" or "group" (as such terms are used in Section 13(d) of the Securities Exchange Act of 1934, as amended and the rules thereunder); or (c) the Company shall sell all, or substantially all, of its assets to another corporation.

        A holder of this Subordinated Note shall have recourse only to assets of the Company. No shareholder of the Company shall have any personal liability for the obligations evidenced by this Subordinated Note.

        THE COMPANY MAY, IN ITS REASONABLE DISCRETION, OFFSET ANY AMOUNTS OWED HEREUNDER BY THE AMOUNT OF ANY CLAIM FOR INDEMNIFICATION OR OTHERWISE BY COMPANY AGAINST HOLDER PURSUANT TO THE PROVISIONS OF THE STOCK PURCHASE AGREEMENT OR ANY OTHER AGREEMENT RELATED THERETO BETWEEN THE COMPANY AND THE HOLDER, BUT SUBJECT IN ANY EVENT TO THE PROCEDURES SET FORTH IN ARTICLE 10 AND SECTION 12.21 OF THE STOCK PURCHASE AGREEMENT.

        In the event the Company shall (i) fail to make complete payment of any installment of principal or accrued interest when due under this Subordinated Note, (ii) fail to make the prepayment of principal and accrued interest on this Subordinated Note as required by the second paragraph hereof, (iii) commit a material breach of or default under the Stock Purchase Agreement or other agreements referred to therein as determined by a court or arbitrator, or (iv) commence a voluntary case under bankruptcy law, consent to the entry of an order for relief against it in an involuntary case under bankruptcy law ("Involuntary Case"), consent to the appointment of any receiver, trustee or similar official for it or substantially all of its creditors, generally be unable to pay its





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debts as the same become due, or be subject to an order of a court for relief against the Company in an Involuntary Case, or for appointment of a Receiver, or for the liquidation of the Company, then, Holder may accelerate this Subordinated Note and may, by written notice to the Company, declare the entire unpaid principal amount of this Subordinated Note and all accrued and unpaid interest thereon to be immediately due and payable and, thereupon, the unpaid principal amount and all such accrued and unpaid interest shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Company; provided, however, that in the case of clause (i), (ii) or (iii) above, Holder shall, prior to accelerating this Subordinated Note, deliver a written notice (a "Notice") to the Company advising the Company that if such default is not cured within five (5) days of receipt of such Notice, Holder may declare a default and accelerate this Subordinated Note. The failure of Holder to accelerate this Subordinated Note shall not constitute a waiver of any of Holders' rights under this Subordinated Note.

        The indebtedness evidenced by this Subordinated Note is subordinate and subject in right of payment to the extent provided below, to the prior payment in full of all Senior Indebtedness. For the purposes of this Subordinated Note, Senior Indebtedness means the principal of and premium, if any, and interest on
(a) all indebtedness of the Company for money borrowed, other than the Subordinated Notes, whether outstanding on the date of execution of this Subordinated Note or thereafter created, incurred or assumed, except indebtedness that by the terms of the instrument or instruments by which such indebtedness was created or incurred expressly provides that it (i) is junior in right of payment to the Subordinated Notes or (ii) ranks pari passu with the Subordinated Notes, and (b) amendments, renewals, extensions, modifications, refinancings and refundings of any such indebtedness. For the purposes of this Subordinated Note, "indebtedness for money borrowed" when used with respect to the Company means: (a) all indebtedness of the Company for money borrowed (including any indebtedness secured by a mortgage, conditional sales contract or other lien which is (i) given to secure all or part of the purchase price of property subject thereto, whether given to the vendor of such property or to another, or (ii) existing on property at the time of acquisition thereof); (b) all indebtedness of the Company evidenced by notes, debentures, bonds or other securities; (c) all lease obligations of the Company which are capitalized on the books of the Company in accordance with generally accepted accounting principles; (d) all indebtedness of others of the kinds described in the preceding clause (c) assumed by or guaranteed by the Company through an agreement to purchase, contingent or otherwise; and (e) all renewals, extensions or refundings of indebtedness of the kinds described in either of the preceding clauses (c) or (d). Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness shall not include any indebtedness or lease obligation of any kind of the Company to any subsidiary of the Company a majority of the voting stock of which is owned by the Company.

        Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar





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proceeding relating to the Company or its property, in an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities:

               (1) holders of Senior Indebtedness shall be entitled to receive payment in full of all such Senior Indebtedness before Holder shall be entitled to receive any payment with respect to the Subordinated Note (except that Holder may receive securities that are subordinated to at least the same extent as the Subordinated Note to (a) Senior Indebtedness and (b) any securities issued in exchange for Senior Indebtedness); and

               (2) until all Senior Indebtedness (as provided in subsection (1) above) are paid in full, any distribution to which Holder would be entitled but for this paragraph shall be made to holders of Senior Indebtedness (except that Holder may receive securities that are subordinated to at least the same extent as the Subordinated Note to (a) Senior Indebtedness and (b) any securities issued in exchange for Senior Indebtedness), as their interests may appear.

        The Company may not make any payment or distribution to Holder in respect of the Subordinated Note (other than securities that are subordinated to at least the same extent as the Subordinated Note to (a) Senior Indebtedness and
(b) any securities issued in exchange for Senior Indebtedness) until all Senior Indebtedness have been paid in full if:

               (i) a default in the payment of any principal or interest with respect to Senior Indebtedness occurs and is continuing beyond any applicable grace period in the agreement, indenture or other document governing such Senior Indebtedness; or

               (ii) a default, other than a payment default, on Senior Indebtedness occurs and is continuing that then permits holders of the Senior Indebtedness to accelerate its maturity and Holder receives a notice of the default (a "Payment Blockage Notice") from the holder of such Senior Indebtedness. If Holder receives any such Payment Blockage Notice, no subsequent Payment Blockage Notice shall be effective for purposes of this paragraph unless and until (i) at least 360 days shall have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest on the Subordinated Note that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Holder shall be, or be made, the basis for a subsequent Payment Blockage Notice.

        The Company may and shall resume payments on and distributions in respect of the Subordinated Note upon the earlier of:

               (1)    the date upon which the default is cured or waived, or





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               (2) in the case of a default referred to in the preceding
        paragraph (ii), 179 days pass after notice is received if the maturity of such Senior Indebtedness has not been accelerated,

if the foregoing provisions otherwise permit the payment, distribution or acquisition at the time of such payment or acquisition.

        After all Senior Indebtedness is paid in full and until the Subordinated
Note is paid in full, Holder shall be subrogated (equally and ratably with all other Indebtedness pari passu with the Subordinated Note) to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness to the extent that distributions otherwise payable to the Holder have been applied to the payment of Senior Indebtedness. A distribution made under the foregoing provisions to holders of Senior Indebtedness that otherwise would have been made to Holder is not, as between the Company and Holder, a payment by the Company on the Subordinated Note.

        Holder agrees to take such action as may be necessary or appropriate to effectuate the subordination provided in this Subordinated Note and shall cooperate fully with all reasonable requests of the Company, including, without limitation, the execution of any subordination agreements or otherwise as required by any holder of Senior Indebtedness that is not inconsistent with the terms hereof.

        The foregoing provisions define the relative rights of Holder and holders of Senior Indebtedness. Nothing herein shall:

               (1) impair, as between the Company and Holder the obligation of the Company, which is absolute and unconditional, to pay principal of and interest on the Subordinated Note in accordance with its terms;

               (2) affect the relative rights of Holder and creditors of the Company other than their rights in relation to holders of Senior Indebtedness; or

               (3) prevent Holder from exercising its available remedies upon a default, subject to the rights of holders of Senior Indebtedness to receive distributions and payments otherwise payable to Holder.

        If the Company fails because of the foregoing provisions to pay principal of or interest on the Subordinated Note on the due date, the failure is still a default.

        The Company shall pay all costs, including reasonable attorney's fees, incurred by Holder in the enforcement of this Subordinated Note.






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        This Subordinated Note shall be governed by the laws of the State of
California.


                                        SMARTALK TELESERVICES, INC.




                                        By: ____________________________
                                        Name:
                                        Title:









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